Exhibit 99.1

CENDANT ANNOUNCES PRICING OF WRIGHT EXPRESS
INITIAL PUBLIC OFFERING

NEW YORK, February 15, 2005—Cendant Corporation (NYSE:CD) today announced the initial public offering of 100% of the outstanding common stock (40,000,000 shares) of its wholly owned Wright Express subsidiary. The offering was priced at $18.00 per share. All 40,000,000 shares of common stock are being sold by Cendant. The common stock will begin trading on the New York Stock Exchange under the symbol “WXS” on February 16, 2005. The completion of the initial public offering is scheduled for Tuesday, February 22, 2005, subject to customary closing conditions.

Upon closing, Cendant will receive approximately $1 billion of proceeds from the disposition of Wright Express (net of offering expenses), including a special dividend of approximately $300 million from Wright Express. The proceeds and dividend will be used by Cendant to fund the acquisitions of eBookers and Gullivers Travel Associates, expected to be completed on March 1 and April 1, 2005, respectively. As a result of the initial public offering of Wright Express, Cendant is required to classify Wright Express as a discontinued operation as of the first quarter of 2005. The tax liability resulting from the gain on sale of Wright Express will be offset by the utilization of the Company’s existing net operating loss carry forwards.

A copy of the prospectus relating to the shares of Wright Express common stock may be obtained, when available, from J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, New York, NY 10081 (Telephone: (212) 552-5164); Credit Suisse First Boston LLC, Prospectus Department, One Madison Avenue, Level 1B, New York, New York 10010 by faxing a request to (212) 325-8057; or Merrill Lynch & Co. at 4 World Financial Center, New York, New York 10080 (Telephone: (212) 449-1000).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the shares of Wright Express common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Cendant is primarily a provider of travel and residential real estate services. With approximately 80,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries.

Statements about future results made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004.

Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities and Exchange Commission regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic, competitive and other uncertainties and contingencies, including but not limited to the impact of war or terrorism, which are beyond the control of management of Cendant and its affiliates. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

Media Contact:	Investor Contacts:
Elliot Bloom 212-413-1832	Sam Levenson 212-413-1834
Henry A. Diamond 212-413-1920